EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter, April 2010

WHITE PLAINS, N.Y., April 14, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.

The M&A Wave is Fast Approaching

We are seeing the swells of a wave that we first predicted months ago. We expect mergers and acquisitions activity to increase throughout the year with a large wave arriving in late 2010. We anticipate that the additional demand for capital will exceed supply at times during the year, allowing for additional pricing power for prudent lenders such as Fifth Street.

The current economic backdrop is creating the M&A wave. Generally, taxes will be rising next year for high income taxpayers, especially capital gains rates. Our portfolio companies' EBITDAs are seeing signs of improvement primarily due to an improving economy. Banks are starting to lend, some of them aggressively, loaded with inexpensive capital from the government and a desire to deploy it. The quality middle market lenders who survived the economic downturn are now able to obtain financing from both the equity markets and banks, as many of their lenders have realized that even the worst performing BDCs did not cause them to lose principal.

We are proud of the company we have built. First lien loans comprise approximately 64% of the portfolio, which is one of the highest first lien loan percentages within the BDC space. Second lien assets consist of 35% of the portfolio, with about 1% of the portfolio consisting of equity investments. During 2008 and 2009, we were able to take advantage of some of the highest risk-adjusted rates of the last decade, with over 77% of our portfolio having been originated during this period. Our strong portfolio will provide increased safety should we experience another down cycle in the near future.

So how are we preparing Fifth Street for the rapidly increasing economic activity? As one of the companies with substantial available capital to deploy due to our low leverage and our SBIC license, we are well-positioned to capitalize on the many buyout opportunities this year. We continue to expand our borrowing capacity and establish new lending relationships.   We are optimistic that our Wells Fargo credit facility will be expanded and we look forward to the successful completion of an ING-led credit facility. While we only originated approximately $33 million of new deals during the quarter ended March 31, all of which consisted of first lien loans, we expect to return to a higher level of origination in the quarter ended June 30.

The improving economy is further raising the quality of the portfolio. We were able to receive partial realization in one of our watch-listed investments, CPAC, Inc., including a cash payment in excess of where the investment was marked at December 31, 2009. We also plan to exit or restructure our categories three, four, and five rated securities. We have engaged a reputable middle market investment bank to explore strategic options relating to our majority-owned portfolio company Lighting by Gregory, as the company continues to benefit from the improving economic landscape and better market positioning.

We have also expanded our team and increased our hiring efforts as we continue to build out the Fifth Street platform in order to sustain expanded deal flow and accommodate for rapid growth. We are mindful of remaining disciplined and pursuing opportunities that fit within our credit standards and that provide an attractive risk-adjusted return to our shareholders.

Our pipeline is strong and consists of primarily first lien, floating rate loans to middle market buyouts. We continue to expect our floating rate portfolio to increase as we prepare Fifth Street for an inevitable increase in the LIBOR rate over the next two years. We also expect to draw on our SBA leverage in the near future, which when fixed will provide 10 year fixed rate leverage. We anticipate increasing dividends and higher earnings this year.

We believe that 2010 will be an exciting year for our team and we look forward to continuing our pattern of promise and deliver to our shareholders.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com